Item 77.D

On June 22, 2009, a post-effective amendment to the Registrant’s registration statement on Form N-1A became effective that reflects certain changes in the Registrant’s investment policies.  Prior to that date, the Registrant’s prospectus provided that the Registrant pursued its investment objective “principally by investing in common stock of large capitalization companies headquartered in the United States,” and that, under normal market conditions, the Registrant invested “at least 80% of the value of its net assets in common stock of large capitalization companies headquartered in the United States.”

The Registrant’s prospectus dated June 22, 2009 eliminates the 80% requirement set forth above and provides that the Registrant “pursues its investment objective principally by investing in common stock, focusing on large capitalization companies headquartered in the United States.”  In addition, the new prospectus provides that up to 20% of the total value of the Registrant’s stock holdings may be invested in stocks of companies headquartered outside the United States.